Annual Statement to the Securityholders

Wachovia Asset Securitization Inc
2002-HE2

Annual Period	December 1, 2002 — November 30, 2003
Last Monthly Payment Date	12/26/03

Aggregate Amount Collected for the Annual Period
	Interest	$42,219,050.80
	Principal Collections	$640,286,296.14
	Substitution Amounts	$—
	Principal Increases	$(488,071,572.49)
Application of Collected Amounts
Applied in the following order of priority:
(I)	Enhancer Premium				$1,795,000.00
(ii)	Noteholder's Interest				$20,015,973.51
(vii)	Noteholder's Principal Distribution				$150,724,278.54
(xiii)	Certificates				$—
Balances
	Beginning Note Balance				$1,200,000,000.00
	Ending Note Balance				$1,049,275,721.46
		Change			$150,724,278.54
	Beginning Excluded Amount				$—
	Ending Excluded Amount				$—
		Change			$—
	Beginning Pool Balance				$1,200,000,000.00
	Ending Pool Balance				$1,049,275,721.46
		Change			$150,724,278.54
	Beginning Principal Balance				$1,200,000,000.00
	Ending Principal Balance				$1,049,275,721.46
		Change			$150,724,278.54
Delinquencies
		#		$
	Two statement cycle dates:		5		$183,286.59
	Three statement cycle dates:		3		43904.36
	Four statement cycle dates:		3		167385.84
	Five statement cycle dates:		0		0
	Six statement cycle dates:		1		77070.22
	Seven + statement cycle dates:		1		459112.24
	Foreclosures		0		0
	REO		0		0
	Liquidation Loss Amount		3		2038.46
Additional Information
	Net WAC Rate				3.23%
	Overcollateralization Target				$15,536,182.46
	Overcollateralization Amount				$15,536,182.46
	Funding Account Ending Balance				$—
	Gross CPR (1 mo. Annualized)				36.562%
	Net CPR (1 mo. Annualized)				17.516%
	Draw Rate (1 mo. Annualized)				22.765%
	WAM				219.2375852
	AGE				14.25150469
	WACHOVIA BANK, NATIONAL ASSOCIATION
	as Administrator